Exhibit 5.1

April 23, 2003

Introgen Therapeutics, Inc.
301 Congress Avenue, Suite 1850
Austin, Texas 78701

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 23, 2003 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 1,074,268 additional shares of your Common Stock reserved for issuance under the 2000 Stock Option Plan. The 2000 Stock Option Plan is referred to herein as the “Plan” and the additional shares of Common Stock reserved for issuance under the Plan are referred to as the “Shares.”

     As legal counsel for Introgen Therapeutics, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan. It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI Professional Corporation